COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, INTERNATIONAL EQUITY
PORTFOLIO AND THE MORGAN STANLEY CAPITAL INTERNATIONAL
EUROPE, AUSTRALASIA, FAR EAST (EAFE (R)) INDEX

EXHIBIT A:


                      MORGAN
                      STANLEY           DREYFUS
                      CAPITAL          VARIABLE
                   INTERNATIONAL      INVESTMENT
                      EUROPE,            FUND,
                   AUSTRALASIA,      INTERNATIONAL
                     FAR EAST           EQUITY
         PERIOD  (EAFE(R)) INDEX*      PORTFOLIO

         5/2/94             10,000           10,000
        12/31/94             9,990            9,800
        12/31/95            11,110           10,524
        12/31/96            11,781           11,746
        12/31/97            11,991           12,875

*Source: Lipper Analytical Services, Inc.


                                  EXHIBIT B


Comparison of the Performance of Dreyfus Variable Investment Fund, International Equity Portfolio, the Lipper Variable International Fund Universe and the Morgan Stanley Capital International Europe, Australia, Far East (EAFEr) Index for the year ended December 31, 1997.



Portfolio                     Lipper                   EAFE Index

  9.61%                        5.17%                         1.78%






                                  EXHIBIT C



Comparison of the Market Capitalization/Assets Ratio of First Chicago - NBD, Citicorp and Bank of Tokyo Mitsubishi.




First Chicago - NBD              Citicorp         Bank of Tokyo -Mitsubshi

              21%                  19%                    9%




                                  EXHIBIT D



Comparison of Market Index Levels of Certain Asian Emerging Markets.

                   Malaysia      Thailand      Korea        Indonesia

December 31, 1996    1230           803         653            683

December 31, 1997     571           372         386            410